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                                                                  Exhibit (d)(8)

                              BUREAU VERITAS, S.A.
                            17 bis, Place des Reflets
                                  La Defense 2
                            92400 Courbevoie, France

Direction Financiere

Finance

September 11, 2002

U.S. Laboratories Inc.
7895 Convoy Court, Suite 18
San Diego, CA 92111
Attn: Mr. Dickerson Wright,
      Chairman and Chief Executive Officer

Gentlemen:

         By this letter Bureau Veritas, S.A., a societe anonyme organized under the laws of the French Republic ("Parent"), agrees that, notwithstanding anything to the contrary in that certain Agreement and Plan of Merger (the "Merger Agreement") dated August 8, 2002 by and among Parent, Voice Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and U.S. Laboratories Inc. (the "Company"), if the Termination Fee (as defined in the Merger Agreement) becomes payable pursuant to Section 7.2(b) of the Merger Agreement, Parent hereby waives its right to receive such Termination Fee except to the extent of any out-of-pocket fees, costs and expenses (not to exceed $3,500,000) incurred by Parent in connection with the transactions contemplated by the Merger Agreement.

                                        Sincerely,

                                        BUREAU VERITAS, S.A.

                                        By:    /s/ Francois Tardan
                                            -------------------------
                                        Title: Chief Financial Officer